Exhibit 10.1

VIDEO GAME DEVELOPMENT AGREEMENT

(Cover Page)

L A M Y	201 Allen St. Unit 10104 New York, NY 10002 Attn: General Counsel Email: lamyinc@mail.com

EMILE LAWRENCE, SE	45 Cockroft Place Cambridge CB30HF, England, U. K. Email: emlawrence66@outlook.com

Effective Date	May 5, 2022

TwoPlus1 Video Game

“TwoPlus1 Video Game” otherwise the “Game”, denotes an interactive entertainment product known as “TwoPlus1” (or such other name as the parties hereto mutually agree), which requires development. The product is in the genre of an educational video game for children that provides learning and training value to the player.

“TwoPlus1 Game Mobile Version” means the same game version of a product capable of operating on a mobile or portable device (including tablets, smart phones, virtual reality headsets, and HTML5 products. Mobile Versions also include products that operate on any past, present or future mobile operating systems such as Android, iOS, and Windows Phone.

Territory	Worldwide

Term; Renewal

Term: The Term of further development of Game begins on the Effective Date and continues for three years from the Effective Date unless both parties mutually agree in writing to extend the Term at least thirty (30) days prior to the expiry of the Term. Upon the Commercial Launch of Game, this Agreement shall continue in full force and effect until terminated pursuant to Section 8.2 or 8.3 of the Terms and Conditions attached hereto as Attachment or pursuant mutual agreement between the parties hereto in writing (the “Term”).

Sublicensing

Sublicense Rights. L A M Y may, in accordance with this paragraph, sublicense its rights to operate the TwoPlus1Game under this Agreement to one or more third parties upon prior written notice to Emile Lawrence, SE.

Attachments	Attachment – Terms and Conditions

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This Video Game Development Agreement, which consists of this Cover Page, the Terms and Conditions attached as Attachment, each of which are incorporated by reference (collectively, the “Agreement”) is entered into as of the aforesaid Effective Date between L A M Y and Emile Lawrence, SE., otherwise “Lawrence”. This Agreement contains the terms and conditions under which Lawrence, grants L A M Y the right to exploit TwoPlus1in any commercial way, before or after Lawrence’s contributions to its development.

Agreed and signed by each party’s duly authorized representative:

“L A M Y”		“Emile Lawrence, SE.”

Name:	Dwight Witmer	Name:	Emile Lawrence
Title:	Director	Title:	Self
Signature:	/s/ Dwight Witmer	Signature:	/s/ Emile Lawrence

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ATTACHMENT

TERMS AND CONDITIONS

These Terms and Conditions form a part of the Agreement between L A M Y and Lawrence, identified on the Cover Page to which these Terms and Conditions are attached. The parties agree as follows:

1.	DEFINITIONS

1.1 “Business Day” means any day other than a Saturday, Sunday or official holiday.

1.2 “Commercial Launch” means the Game is made commercially available to an unlimited number of end users and L A M Y fully enables the monetization features.

1.3 “Game Virtual Currency” means any virtual currency or other denotation of value that is made available only within the Game, which may be used by an end user to purchase the Game’s virtual items.

1.4 “Game Virtual Items” means items, item sets, avatars, attributes, abilities, skills, skill levels, services, “VIP” status privileges, or other in-game consumables, features or functionality (whether representing an actual or fictional item) which may be acquired or used by an end user within the Game. In some instances, Game Virtual Items may be purchased using the Game’s virtual currency.

1.4A “TwoPlus1 Virtual Currency” means any virtual currency that is made available within the TwoPlus1 platform, but that may not be converted back or exchanged back for real goods or hard currency.

1.4B “TwoPlus1 Platform” means the video game platforms that are managed, hosted, held, controlled, or operated by L A M Y.

1.4C “TwoPlus1 Platform Data” means any data or information that is submitted by an end user through the TwoPlus1 platform or otherwise collected by L A M Y as a result of an end user’s access or use of the TwoPlus1 platform, including user name, password, profile, social graph data, TwoPlus1 ID and email address.

1.5 “TwoPlus1 IP” means the TwoPlus1 intellectual property and all other works of authorship or other material or information relating thereto owned, controlled, developed, licensable, or sublicensable by L A M Y or its affiliates during the Term, including: (a) text, video, visual displays, scripts, literary treatments, characters, character skills and abilities, character biographies and background stories, backgrounds, environments, rules and play patterns, and other elements visible to the user of a game or other product; (b) all sounds, sound effects, sound tracks, and other elements audible to the user of a game or other product; (c) all methods in which the user interacts with the characters, backgrounds, environments, or other elements of a game or other product; (d) the distinctive and particular elements of design, organization, presentation, “look and feel,” layout, user interface, navigation, trade dress, and stylistic convention (including the digital implementations) within a game or other product and the total appearance and impression substantially formed by the combination, coordination and interaction of these elements; (e)source code and object code; (f) any other proprietary elements of a game; (g) client or “app” software that is installed on an end user’s mobile device to enable the end user to play a Branded Game; (h) server software and databases; (i) manuals, specifications, user guides, Frequently-Asked-Questions, and other documentation; (j) any other material or information; (k) all derivative works of the TwoPlus1 IP made by or on behalf of L A M Y or its affiliates; (l) all other Upgrades or modifications, improvements, or derivative works to any of the items listed in (a) through (k) including any such Upgrades or modifications, improvements, or derivative works produced hereunder.

1.6 “TwoPlus1 Marks” mean all trade marks, service marks, words, taglines, names, symbols, devices, designs, indicia of origin, short phrases, and short sayings, including titles, logos, product designs, product features, character names, nicknames, personas, sounds, place names, scenes, things, and events, as well as any translations, foreign language equivalents, and combinations, in each case owned by L A M Y or its affiliates.

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1.7 “Licensed IP” means the TwoPlus1 intellectual property and all its material and non-material components which Lawrence incorporates into the Game or otherwise uses in developing, publishing, distributing, operating, marketing, advertising, promoting or exploiting the Game, subject to L A M Y’s approval pursuant to Section 3.3.

1.8 “Licensed Marks” means all elements of TwoPlus1 Marks which L A M Y incorporates into the Game or otherwise uses in developing, publishing, distributing, operating, marketing, advertising, promoting or exploiting the Game, subject to L A M Y’s approval pursuant to Section 3.3.

1.9 “Personal Data” means any data or information that can be used, individually or together with other information, to identify, contact, or locate an end user, including a person’s name, mailing address, email address, or similar account ID, telephone number, financial information, or government-issued identifier.

1.10 “TwoPlus1 Mark” means a word, name, symbol, device, design, or other designation, or a combination of the preceding items, used by or on behalf of L A M Y to identify or distinguish the Game, TwoPlus1 services, TwoPlus1 entities, or the TwoPlus1 Platform, including logos, designs, characters, phrases, titles, artwork, and other creative elements.

1.11 “TwoPlus1 Platform” means the social networking, mobile gaming distribution channels, and other platforms that are hosted, held, controlled, or operated by L A M Y or its affiliates.

1.12 “TwoPlus1 Platform Data” means any data or information that is submitted by an end user through the TwoPlus1 Platform or otherwise collected by L A M Y as a result of an end user’s access or use of the TwoPlus1 Platform, including user name, password, profile, social graph data, any TwoPlus1 ID, and email address.

1.13 “TwoPlus1 Virtual Currency” means any virtual currency that is made available within the TwoPlus1 Platform, but that may not be converted or exchanged for real goods or hard currency.

1.14 “Upgrade” means a modification of, addition to, or extension of a game or other product, correction, update, upgrade, patch, enhancement, extension, or new release, whether combined with the original game or product or distributed, marketed, or sold separately or sold under a different title.

1.15 “affiliate” means with respect to a specified entity, an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified entity. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of more than 50% of voting power, through ownership of voting securities, by contract or otherwise.

1.16 Other Terms. Other capitalized terms used but not defined where they initially appear in these Terms and Conditions will have the meanings set forth on the Cover Page.

2.	LICENSE

2.1 Lawrence, License Grant. Subject to the terms and conditions of this Agreement, Lawrence, hereby grants to L A M Y under all intellectual property rights owned or licensable by Lawrence, or any affiliate a non-transferable (except in accordance with Section 12.7), sublicenseable (as set forth on the Cover Page) license during the Term to use such Licensed IP solely to develop, market, and distribute the Game worldwide. This license includes the rights to: (a)modify, develop, publish, distribute, operate, and exploit the Game in any territory at any time.

2.2 Lawrence, License Grant. Subject to the terms and conditions of this Agreement, Lawrence, hereby grants to L A M Y under all of Lawrence’s intellectual property rights in the Game to: (a) publish, distribute, operate and exploit the Game (including Upgrades) worldwide; (b) use any TwoPlus1 Marks associated with the Game to market advertise, promote and exploit the Game in any Territory, including in promotional and marketing materials, domain names and social media identifiers; and (c) use, reproduce, host, perform, display, transmit, broadcast, adapt and translate the Game and other TwoPlus1 Materials as necessary to market and make available to end users the Game in any Territory. The rights granted by Lawrence, in this Agreement are exclusive as more specifically described on the Cover Page, and include any additional license rights set forth on the Cover Page.

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3.	COOPERATION

3.1 Personnel. L A M Y and Lawrence, may each appoint an individual or a team of qualified personnel to be responsible for fulfilling their respective obligations of developing Game under this Agreement. L A M Y and Lawrence will ensure that their respective appointed individuals or teams will have the necessary resources and capabilities to perform that party’s respective obligations under this Agreement, and that their respective appointed individuals or teams will perform their obligations in a professional manner, consistent with best industry standards.

3.2 Deliverables. Lawrence will deliver to L A M Y all deliverables in accordance with the specifications as agreed between the Parties from time to time. If L A M Y determines that any of the deliverables do not conform to the specifications, then L A M Y will issue to Lawrence a notice of rejection in accordance with Section 12.6 as soon as reasonably practicable. Upon receiving a rejection notice from L A M Y that describes the reasons for that rejection, Lawrence will use commercially reasonable efforts to correct the rejected deliverables and deliver those corrected deliverables for test and evaluation by L A M Y within a period to be agreed upon by the parties. The test and evaluation procedures provided in this Section3.2 will be repeated for the corrected deliverables until L A M Y accepts those deliverables. In addition, upon L A M Y’s request, Lawrence will provide L A M Y with “master copies” of Licensed IP free of charge.

3.3 L A M Y Approval. L A M Y will appoint an individual as the points of contact for reviewing and approving Lawrence’s implementation of the Licensed IP in the Game. Lawrence will use commercially reasonable efforts to submit to L A M Y all Branded Materials made by or on behalf of Lawrence or its affiliates before such Branded Materials are made available to end users in the Game. L A M Y may not reject any Branded Materials without proper reason, and will provide Lawrence written notice specifying the reasons for rejection. Lawrence may use any Branded Materials without seeking approval if L A M Y previously approved those Branded Materials and Lawrence has not since materially modified the Branded Materials provided always that such Branded Materials are only used in accordance with Section 2.1.

3.4 Distribution.

L A M Y. L A M Y has the sole right to create, design, edit, manage, host and otherwise control the presentation of the Game and the Platform in any territory. L A M Y may stop any end user or other transaction, or take other actions to restrict access to or the availability of the Game in any territory. Lawrence has no approval right over L A M Y’s operation of the Game or distribution of the Game in any territory.

3.5 EULA. Lawrence will prepare and maintain an end user license agreement (“EULA”) for use of the Game by end users.

3.6 Compliance. (A) Lawrence must ensure at all times that all Licensed IP and deliverables provided by Lawrence comply with this Agreement and all applicable L A M Y policies that are communicated to Lawrence. Distribution of the Game by L A M Y, or any withdrawal of the Game from the TwoPlus1 Platform, does not relieve Lawrence of its responsibilities to ensure the Licensed IP complies with this Agreement and to perform all of its other obligations under this subsection 3.6(A). (B) Lawrence must ensure at all times that the and Lawrence Materials comply with this Agreement and all applicable L A M Y policies that are communicated to Lawrence. Distribution of the Game by L A M Y, or any withdrawal of the Game from any platform, does not relieve Tencent of its responsibilities under this subsection 3.6(B).

3.7 License to Lawrence Materials. Lawrence may provide L A M Y with access to Lawrence’s technical documentation, software, and other materials (“lawrence Materials”). For the avoidance of doubt, Lowrence Materials do not include the Game or any Licensed IP. Subject to the provisions hereunder, Lawrence hereby grants L A M Y a nonexclusive, nontransferrable (except in accordance with Section 12.7), royalty-free license during the Term of this Agreement to use those Lawrence Materials only for the purpose of assisting Lawrence with the design, development, integration, and testing of the Game in order for Parties to distribute, host, operate, and otherwise exploit the Game under this Agreement. The Lawrence Materials are Lawrence’s Confidential Information. L A M Y must not use the Lawrence Materials with any software or other materials that are subject to any third party licenses or restrictions (e.g., open source software licenses) that, when combined with the Lawrence Materials, would require Lawrence to disclose, license, distribute or otherwise make all or any part of those Lawrence Materials (whether alone or with that software or other materials) available to any third party.

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3.8 Pirated Games. In the event of any third party making available the Game or a substantially similar game to the Game without authorization anywhere in the world during the Term, L A M Y or its affiliates is entitled to take legal actions reasonably determined by L A M Y (including issue the take-down notice to any relevant third party against that third party). Lawrence further agrees to, following L A M Y’s or its affiliates’ request, provide L A M Y or its affiliates with all necessary legal documents required under the laws and judicial practice in the relevant jurisdiction for L A M Y or its affiliates to take such legal actions, including but not limited to the relevant chain of title documents with respect to Licensed IP sufficient to support that L A M Y or its affiliates is entitled to take such legal actions in the jurisdiction.

3.9 Customer Support. Lawrence is responsible for providing customer support (if any) for the Games to end users.

3.10 Responsibility for Costs. Each party will be responsible for all costs and expenses incurred by it in connection with its performance of this Agreement, unless otherwise expressly provided in this Agreement.

4.	MARKETING

4.1 Marketing. L A M Y will have the sole right to determine the marketing, advertising, and promotion of the Game.

5.	PAYMENT; REPORTING; AUDIT

5.1 Payments and Reports. With reference to the aforesaid, beginning on January 1 2023, L A M Y will pay Lawrence the amount of $2,000 per month via electronic fund transfer upon receipt of an accurate and complete invoice that complies with Payee’s policies. All payments, will be made in U.S. dollars. If currency conversion is required, payment shall be based on the medium exchange rate published by the major US and UK banks.

5.2 Taxes. All payments by L A M Y to Lawrence under this Agreement include all applicable taxes, and Payee will be responsible for the payment of all withholding or income taxes owed in connection with this Agreement. Payor reserves the right to withhold only applicable withholding income taxes payable by Payee (but not VAT or other taxes on payments) from amounts due from Payor if required by applicable tax laws, and those amounts due, as reduced by Payor’s withholdings, will constitute full payment to Payee. Payor will furnish to Payee the original receipts or other government certifications evidencing all taxes withheld from such payment promptly after such receipts are available.

5.3 Audit. For so long as Payor publishes, distributes, and operates the Game, Payor will keep records regarding the publication, distribution, and operation of the Game. Payee may, no more than once each calendar year, upon 30 calendar days’ prior notice, during the regular business hours of Payor on a mutually agreeable date, have a mutually agreed independent accountant from one of the top four international accounting firms (the “Auditor”) conduct an audit of such records for the sole purpose of verifying that the payments made to Payee conform to Payor’s obligations under this Agreement. Payee will be solely responsible for all costs and expenses of conducting the audit. The Auditor will be required to sign a confidentiality agreement with respect to the records being examined. Payee acknowledges that Payor’s records and the reports and results of any audit contain the Confidential Information of Payor, and are subject to the terms and conditions of Section 7 of this Agreement. Any undisputed underpayment will be paid by Payor. Any overpayment will be credited towards Payor’s next payment to Payee.

6.	DATA; OWNERSHIP

6.1 L A M Y Ownership. L A M Y and its affiliates, shall own all intellectual property and proprietary rights in and to all TwoPlus1 IP (including the Licensed IP), TwoPlus1 Platform, TwoPlus1 Platform Data, Game Data and Personal Data within on any territory. L A M Y and its affiliates own and reserve all right, title, goodwill and interest in and to the TwoPlus1 IP subject to the licenses granted in Section 2.1. Furthermore, L A M Y and its affiliates own: (a) the Game, the Game Titles, the Game Virtual Items, the Game Virtual Currencies and the marketing materials for the Game, any game-play mechanics, meta and balance of the Game (including without limitation all resources, buffs, skills and abilities available to characters and players of the Branded Game) (b) all hardware (other than end user mobile devices) related to the operation of the Games, all source code of the Game, the Platform, Game Data and Personal Data on any Territory, as well as Platform Data, and Marks; and (c) all other properties in whatever form, including hardware, software, customer data, user data, design documents, marketing plans, specifications, manuals, know how, technology, methods, idea, concepts, websites, billing systems, anti-hacking software and all other TwoPlus1 Materials, and in each case, where applicable, subject to Section 6.2, including Lawrence’s underlying rights in the Licensed IP (collectively, the “TwoPlus1 Property”). L A M Y and its affiliates own and reserve all right, title, and interest in and to the TwoPlus1 Property. To the extent L A M Y has applied for copyright or trademark registration in the Game or the Game Logo.

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6.2 Feedback. For any feedback or suggestions provided by Lawrence to L A M Y or any of its affiliates regarding any TwoPlus1 Property, including any modification to any source code that Lawrence makes available to L A M Y (“Feedback”), Lawrence hereby assigns to L A M Y all of Lawrence’s right, title, and interest in and to the Feedback, including all intellectual property and proprietary rights. Accordingly, Feedback is also L A M Y’s Property. For the avoidance of doubt, Feedback shall not include any Licensed IP.

7.	CONFIDENTIAL INFORMATION

7.1 “Confidential Information” means any: (a) proprietary information of a party to this Agreement disclosed by one party to the other that is in written, graphic, machine readable or other tangible form and is marked “Confidential” or “Proprietary” or in some other manner to indicate its confidential nature; and (b)all information collected or developed by a party regarding its customers. Confidential Information also include oral disclosures if that information would reasonably be understood to be confidential from the context of disclosure. TwoPlus1 Platform Data, Game Data and Personal Data collected is L A M Y’s Confidential Information.

7.2 Exceptions. Confidential Information will not include any information that: (a) was publicly known and made generally available prior to the time of disclosure by the disclosing party; (b) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (c) is already in the possession of the receiving party at the time of disclosure; (d) is obtained by the receiving party from a third party without a breach of that third party’s obligations of confidentiality; or (e) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information.

7.3 Non-Use and Non-Disclosure. Each party will: (a) treat as confidential all Confidential Information of the other party; (b) not disclose that Confidential Information to any third party, except on a “need to know” basis to third parties that have signed a non-disclosure agreement containing provisions substantially as protective as the terms of this Section provided that the disclosing party has obtained the written consent to that disclosure from the other party; and (c) will not use that Confidential Information except in connection with performing its obligations or exercising its rights under this Agreement. Each party is permitted to disclose the other party’s Confidential Information if required by law or stock exchange listing rules so long as the other party is given prompt written notice of that requirement prior to disclosure and assistance in obtaining an order protecting that information from public disclosure.

8.	TERM AND TERMINATION

8.1 Term. This Agreement commences upon the Effective Date and continues for the Term specified on the Cover Page.

8.2 Termination for Material Breach. Either party may terminate this Agreement if the other party does not cure its material breach of this Agreement within 30 days of receiving written notice of the material breach from the non-breaching party. Termination in accordance with this Section 8.2 will take effect when the breaching party receives written notice of termination from the non-breaching party, which notice must not be delivered until the breaching party has failed to cure its material breach during the 30-day cure period. If either party disputes in good faith whether a material breach of this Agreement has occurred, that dispute will be resolved in accordance with the arbitration procedure set forth in Section 12.5. This Agreement including the license grant will remain in effect unless the arbitrators have finally determined that a material breach has occurred and within 30 days of such determination, the breaching party has failed to cure the material breach.

8.3 Insolvency. A party may immediately terminate this Agreement upon written notice to the other party if the other party is subject to proceedings in bankruptcy or insolvency, voluntarily or involuntarily, if a receiver is appointed with or without the other party’s consent, if the other party assigns its property to its creditors or performs any other act of bankruptcy, or if the other party becomes insolvent and cannot pay its debts when they are due.

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8.4 Effects of Termination or Expiration. Upon the expiration or termination of this Agreement:

(a) Unless either party (the “Terminating Party”) terminates this Agreement for the other party’s (the “Terminated Party”) uncured material breach of this Agreement, the Terminating Party will pay to the Terminated Party all moneys lost due to the breach, as applicable, that the Terminating Party and the money owed to the Terminated Party as of the date of termination or expiration under this Agreement.

(b) Following any termination or expiration, both parties may fulfil any purchase of a the Game or the Virtual Item that was pending as of the date that the termination or expiration takes effect. Unless the Terminating Party determines otherwise, any termination or expiration will not affect further access, downloads or re-downloads of the Game, Game Virtual Currency, or Game Virtual Items by end users who have purchased a the Game, Game Virtual Currency, or Game Virtual Items before the date the termination or suspension takes effect, nor their rights in previously-downloaded Game, Game Virtual Currency, or Game Virtual Items.

(c) Terminating Party is not obligated to return copies of any materials received from the Terminated Party to the Terminated Party, subject to Section 7 above.

8.5 Survival of Certain Obligations. The following provisions will survive the termination or expiration of this Agreement: Sections 6 through 12, and any other provisions that, by their nature, are intended to survive. All liabilities that accrued prior to termination will also survive termination or expiration of this Agreement.

9.	REPRESENTATIONS AND WARRANTIES

9.1 Authorization; Compliance with Laws. Each party represents and warrants that: (a) they are personally responsible or are duly organized, validly existing, of sound person or and in good standing in the jurisdiction stated in the preamble to this Agreement; (b) the execution and delivery of this Agreement by such party has been duly and validly authorized; (c) this Agreement constitutes a valid, binding, and enforceable obligation of such party; and (d) such party will comply with all applicable laws, rules, and regulations of any applicable governmental body in performing under this Agreement.

9.2 No Conflict. Each party represents and warrants that it will not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation, or encumbrance that will conflict with the full enjoyment by such party of its rights under this Agreement.

9.3 Right to Make Full Grant. Each party represents and warrants that it has and will have all requisite rights to fully perform its obligations under this Agreement and to grant to the other party all rights granted under this Agreement free and clear of all agreements, liens, adverse claims, encumbrances, and interests of any person or entity, including such party’s employees, contractors, and its contractors’ employees and agents.

9.4 Performance and Licensed IP. (A) Lawrence represents and warrants that: (a) the media on which Licensed IP are delivered will be free of defects in materials and workmanship; (b) the materials and information provided as part of the Licensed IP are accurate in all material respects; and (c) L A M Y will be able to fully use the Licensed IP without the use of any tools or other computer programs. If Lawrence breaches a representation or warranty in this Section 9.4(A), Lawrence will promptly repair or replace a defective item or deliver a missing item.

9.5 Third Party Materials. Lawrence represents and warrants that the Licensed IP will not contain any software code that is subject to a license requiring, as a condition of use, modification, or distribution of the software code, that the software code or other software code combined or distributed with it be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.

9.6 Services. Each party represents and warrants that any services it performs under this Agreement will be performed in a timely, competent, professional, and workmanlike manner by qualified personnel.

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9.7 Legal Proceedings. (A) Lawrence represents and warrants that: (a) Lawrence is not involved in any legal proceeding (litigation, arbitration, mediation, or otherwise) relating to any Licensed IP; (b) Lawrence has not received notice of a claim relating to any Licensed IP; and (c) Lawrence is not aware of any facts or circumstances that might lead to a legal proceeding relating to any Licensed IP. (B) L A M Y represents and warrants that: (a) L A M Y is not involved in any legal proceeding (litigation, arbitration, mediation, or otherwise (b) L A M Y has not received notice of a claim relating to any TwoPlus2 Marks Game or any marketing materials therefor; and (c) L A M Y is not aware of any facts or circumstances that might lead to a legal proceeding relating to any L A M Y Materials to be used in the the Game or any marketing materials therefor.

9.8 Non-infringement. (A) L A M Y represents and warrants that: (a)none of the Licensed IP infringes, misappropriates, or otherwise violates the rights of a third party nor will cause Lawrence’s use, or reproduction of a the Game or any related item to infringe, misappropriate, or otherwise violate the rights of a third party; and (b) L A M Y does not know of a third party that is infringing Lawrence’s rights to any of the Licensed IP. materials therefor.

10.	INDEMNIFICATION

10.1 Indemnification. Each party (the “Indemnifying Party”) will indemnify, defend, and hold harmless the other party and its affiliates and their directors, officers, and employees (the “Indemnified Party”) from and against all taxes, losses, damages, liabilities, costs, and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with: (a) any breach by the Indemnifying Party or its employees or agents of any of the warranties or representations contained in this Agreement; (b) any failure of the Indemnifying Party to perform services under this Agreement in accordance with all applicable laws, rules, and regulations; (c) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Indemnified Party’s exercise of its license rights under this Agreement; or (d) the Indemnifying Party’s negligence or wilful misconduct.

11.	LIMITATION OF LIABILITY

11.1 Disclaimer of Warranties. ALL PERFORMANCE BY EACH PARTY AND ITS AFFILIATES IS PROVIDED “AS IS.”EACH PARTY AND ITS AFFILIATES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE GAME OR LICENSED IP OR OTHERWISE, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, QUALITY, OR ACCURACY. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER PARTY CANNOT ENSURE THAT ANY MATERIAL SUBMITTED BY OR ON BEHALF OF THAT OTHER PARTY WILL BE PROTECTED FROM THEFT OR MISUSE, AND THAT OTHER PARTY WILL HAVE NO LIABILITY ARISING FROM A FAILURE OF ANY SECURITY TECHNOLOGY OR PROCEDURE OR OF ANY END USER TO COMPLY WITH THE EULA.

11.2 Disclaimer of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY WILL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOSS OF BUSINESS.

11.3 Cap on Liability. UNDER NO CIRCUMSTANCES WILL A PARTY’S OR ANY OF ITS AFFILIATE’S TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO WARRANTY CLAIMS), REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED THE TOTAL AMOUNT PAID OR PAYABLE BY SUCH PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT FOR THE TWELVE-MONTH PERIOD PRECEDING THAT CLAIM.

11.4 Independent Allocations of Risk. EACH PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY OR EXCLUSION OF DAMAGES IS TO ALLOCATE THE RISKS OF THIS AGREEMENT BETWEEN THE PARTIES. THIS ALLOCATION IS AN ESSENTIAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES. EACH OF THESE PROVISIONS IS SEVERABLE AND INDEPENDENT OF ALL OTHER PROVISIONS OF THIS AGREEMENT, AND EACH OF THESE PROVISIONS WILL APPLY EVEN IF THESE PROVISIONS FAIL THEIR ESSENTIAL PURPOSE.

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12.	MISCELLANEOUS

12.1 Subcontractors. Each party may exercise its respective rights under this Agreement via its affiliates and subcontractors. Each party will be responsible for the compliance of its affiliates and subcontractors with the terms of this Agreement.

12.2 Independent Contractor. The parties are independent contractors in the performance of this Agreement. Without limiting the generality of the previous sentence, neither party is authorized to bind the other party to any liability or obligation or to represent that it has any authority to do so.

12.3 Press Release. Except as expressly set forth in this Agreement or as required by the laws of any jurisdiction, neither party will make any public announcement or press release regarding the cooperation contemplated by this Agreement without the prior consent of the other party. Any party required by law to make a public announcement regarding any matter related to the cooperation contemplated by this Agreement will solicit from and consider in good faith the other party’s feedback on the content of that public announcement.

12.4 Force Majeure. No party to this Agreement will be liable to the other party for any failure or delay in fulfilling an obligation under this Agreement, if that failure or delay is attributable to circumstances beyond its control, including, but not limited to, any fire, power failure, labor dispute, war, civil dispute, or government action (including any new law or regulation) or inaction (“Force Majeure”). The parties agree that the deadline for fulfilling the obligation in question, and the Term, as applicable, will be extended for a period of time equal to that of the continuance of the Force Majeure.

12.5 Governing Law and Resolution of Disputes. This Agreement will be governed and construed in accordance with the Laws of the State of Wyoming, without reference to its choice of law rules and not including the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods. Except for the right of either party to apply to any court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any dispute, controversy or claim arising in any way out of or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination of this Agreement, or any dispute regarding pre-contractual or non-contractual rights or obligations arising out of or relating to it (“Dispute”) will be referred to and finally resolved by binding arbitration of the court.

12.6 Notices. All notices under the terms of this Agreement will be given in writing and sent by overnight courier, registered mail, email or will be delivered by hand to the addresses set forth below. All notices will be deemed to have been received when they are hand delivered, or five Business Days after their mailing.

12.7 Assignment. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or otherwise transferred by either party, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other party. L A M Y and Lawrence may assign this agreement or any rights and obligations under this Agreement to an affiliate or subsidiary without the other party’s consent by providing a written notice to the other party prior to such assignment. Subject to this Section, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of this Section will be null and void.

12.8 Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing provided in accordance with Section 12.6 (Notices) to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed as a waiver of the party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice the party’s right to take subsequent action. Exercise or enforcement by either party of any right or remedy under this Agreement will not preclude the enforcement by the party of any other right or remedy under this Agreement or that the party is entitled by law to enforce.

12.9 Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful, or unenforceable to any extent, the parties will endeavour in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on an amendment, the invalid term, condition, or provision will be severed from the remaining terms, conditions, and provisions of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law, and the Tribunal will preserve, as far as possible, the original intention of the parties with respect to the severed term, condition, or provision.

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12.10 Remedies Cumulative. No single or partial exercise of any right or remedy will preclude any other or further exercise of any other right or remedy. Rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided at law or in equity.

12.11 Confidentiality of Agreement. Each party will not disclose any terms of this Agreement to any third party without the consent of the other party, except as required by applicable law.

12.12 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original and together will constitute one and the same agreement. This Agreement may also be executed and delivered by facsimile or email and that execution and delivery will have the same force and effect of an original document with original signatures.

12.13 Language. If this Agreement is executed in more than one language, then only the English version is binding on the parties.

12.14 Headings. Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.

12.15 Integration. This Agreement and all exhibits contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to that subject matter. No terms, provisions, or conditions of any purchase order, acknowledgement, or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties, or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to these terms, provisions, or conditions. This Agreement may not be amended, except by a writing signed by both parties.

[End of Attachment]

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